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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549



                                   FORM 8-K


                                CURRENT REPORT
                    PURSUANT TO SECTION 13 or 15(d) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934



                              September 17, 2001
               Date of report (Date of earliest event reported)



                              G & L REALTY CORP.
                              -----------------
              (Exact name of registrant as specified in charter)


            Maryland                   1-12566               95-4449388
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(State or Other Jurisdiction of   (Commission File  (IRS Employer Identification
          Incorporation                 Number                   No.)

            439 N. Bedford Drive, Beverly Hills, California  90210
            ------------------------------------------------------
             (Address of principal executive offices)  (Zip code)

      Registrant's telephone number including area code:  (310) 273-9930


                                Not applicable.
                                ---------------
         (Former name or former address, if changed since last report)
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Item 5.   Other Events.

On June 6, 2001, G&L Realty Corp. (the "Company") reported that Lyle Weisman and certain of his associates (the "Weisman Group") had delivered to the special committee of the board of directors a proposal to acquire, at the election of the Company, either (i) all of the issued and outstanding common stock of the Company for $15.00 per share or (ii) all of the assets of the Company (the "Weisman Proposal").

On June 25, 2001, the Company reported that the Weisman Group had delivered to the special committee a first amendment to the Weisman Proposal in which it increased the price per share of common stock of the Company to $15.25 per share and deleted the reference to purchasing the Company's assets.

On July 10, 2001, the Company reported that the Weisman Group had delivered to the special committee a second amendment to the Weisman Proposal that: (i) increased the price per share of common stock of the Company, if the Weisman Group acquires 100% of such common stock, to $16.00 per share, subject to satisfactory completion of customary corporate and legal due diligence, and with a statement that the price per share would not be adjusted to less than $15.25 per share if the Weisman Group elected to continue with the transaction; and
(ii) offered to purchase, at the Company's election, less than all, but not less than 50.1% of the Company's common stock on a fully diluted basis, at a price of $15.25 per share, without a contingency for due diligence.

On July 19, 2001, the Company announced that the special committee had responded in a letter addressed to the Weisman Group that it would be prepared to support a proposal by the Weisman Group to acquire the Company in which: (i) all common stockholders (other than the Weisman Group) received a price of not less than $16.00 per share; (ii) there would be no contingencies for due diligence or financing; (iii) the Weisman Group would make a nonrefundable payment of $2.5 million to the Company; and (iv) other requirements set forth in the response were met.

On July 31, 2001, the Company announced that the special committee had received a further amendment (the "Third Amendment") to the Weisman Proposal that: (i) reaffirmed the Weisman Group's desire to acquire all, but not less than 50.1%, of the Company's common stock; (ii) increased the proposed cash purchase price per share to $16.35 per share, subject to satisfactory completion of customary corporate and legal due diligence, or $15.35 per share without a contingency for due diligence; (iii) conditioned the amended proposal on the negotiation and execution of a definitive acquisition agreement and the termination of the agreement and plan of merger dated as of May 10, 2001 between the Company and a company owned by Daniel M. Gottlieb and Steven D. Lebowitz (the "Merger Agreement"); and (iv) offered to deliver a deposit of $750,000 to counsel for the special committee if the Company accepted the amended proposal, and to increase the deposit by an additional $400,000 upon execution of a definitive acquisition agreement, provided that the deposit would be refunded if the transaction were unable to close prior to October 30, 2001, for any reason other than a breach of the acquisition agreement by the Weisman Group.

On August 17, 2001, the special committee advised the Weisman Group that it was unable to recommend to the full board of directors that it proceed with the transaction outlined in the Third Amendment to the Weisman Proposal. The special committee stated that the Third Amendment did not address its previously expressed concerns that the proposed transaction could not be consummated because Messrs. Gottlieb and Lebowitz and other stockholders would not support it, and that the proposal did not provide for reimbursement of the Company for losses it would incur in the event of a failed transaction.

On August 21, 2001, the special committee received a further amendment (the "Fourth Amendment") to the Weisman Proposal to acquire all, but not less than 50.1%, of the Company's common stock. The Fourth Amendment: (i) offered to deliver an initial deposit of $750,000 to counsel for the special committee, which would be credited towards the purchase price of the Company's common stock, (ii) provided for, no later than three business days following execution of a definitive agreement between the Company and the Weisman Group (the "Acquisition Agreement"), an increase to the deposit by $1,750,000, for a total of $2,500,000 to be credited towards the purchase price of the Company's common stock (the "Good Faith Deposit") and (iii) provided that the Good Faith Deposit would become non-refundable to the Weisman Group and be paid to the Company should no transaction whereby holders of the common stock of the Company receive aggregate consideration of $12.00 or more for each share of the Company's common stock they own (regardless of the originator of such transaction) close within 12 calendar months from the date of execution of the Acquisition Agreement.

On September 5, 2001, the Company announced that the special committee had advised the Weisman Group that it was unable to recommend to the full board of directors that it proceed with the transaction outlined in the Weisman Group's latest proposal made August 21, 2001. The special committee stated that it had concluded that there was no reasonable possibility that the Weisman Group could complete the acquisition of at least 50.1% of the outstanding common stock of the Company as contemplated by the proposal.

On September 5, 2001, the special committee received a further amendment (the "Fifth Amendment") to the Weisman Proposal that: (i) increased the proposed cash purchase price per share to $15.50 per share without a due diligence contingency, or $16.50 per share with a due diligence contingency, (ii) reduced the minimum required threshold for the Weisman Group's proposal to acquire the Company's common stock to 45.0% (inclusive of the shares of common stock owned by the Weisman Group); and (iii) provided that the Company would promptly, upon completion of a transaction with the Weisman Group, take such steps as may be necessary or appropriate for delisting the shares of common stock from trading.

On September 10, 2001, the Company announced that the special committee had determined that the transaction contemplated by the Merger Agreement with the company owned by Messrs. Gottlieb and Lebowitz providing for a merger in which common stockholders of the Company would receive $12.00 per share continues to be fair and reasonable to and in the best interests of the Company and its unaffiliated common stockholders. The special committee reaffirmed its recommendation that the Company consummate the transaction.

The special committee also advised the Weisman Group that it would not recommend the Weisman Group's latest proposal dated September 5, 2001 to the full board of directors. In considering the Weisman Group's latest proposal, the special committee concluded that, since the latest proposal did not contemplate a merger, it should be considered a proposal to make a tender offer for a minimum of 45% of the Company's outstanding shares of common stock conditioned upon a termination of the Merger Agreement. In reviewing the proposal, the special committee considered a number of things, including the following:

     (i) the Weisman Group's proposal was not in the form of an offer that the Company could accept to create a legally binding contract; therefore, it would require the Company to terminate the Merger Agreement in advance of the existence of an obligation on the Weisman Group's part to deliver the $2.5 million good faith deposit needed to reimburse the Company for the costs that have been and would be incurred upon termination of the Merger Agreement;

     (ii) in the absence of any objective criteria for determining the purchase price adjustments that would be applicable in the case of the proposed $16.50 per share transaction in which due diligence was performed, the special committee had to consider the proposal as at $15.50 per share;

     (iii) based on expert advice, the special committee had concluded that it is more likely than not that the Weisman Group would be unable to acquire 45% of the Company's outstanding common stock in a tender offer opposed by Messrs. Gottlieb and Lebowitz who own approximately 42% of the Company's outstanding common stock and have options to purchase an additional 167,000 shares, which they have advised the special committee they would do; the only form of a tender offer that the special committee would be able to recommend would be a tender offer made at an appropriate price, on an any and all basis or subject to a minimum threshold that the special committee determines is more likely than not to be satisfied, and with no contingencies;

     (iv) the special committee believed that there was a material risk that, if the Merger Agreement were terminated and the Weisman Group did not meet the 45% minimum threshold in its proposal, the Company's common stock would trade at a significant discount from the $12.00 per share price specified in the Merger Agreement, particularly in light of the advice of the special committee's financial advisor that the range of values of the Company's common stock is between $5.00 and $10.00 per share;

     (v) the failure of the Weisman Group to provide the special committee with any business plan or indication of its intentions with respect to the future management or operation of the Company, notwithstanding numerous requests from the special committee;

     (vi) the fact that the Weisman Group did not need the approval or consent of the special committee to conduct a tender offer; and
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     (vii)  the special committee's concern that the continued lapse of time would give rise to the right of Messrs. Gottlieb and Lebowitz to terminate the Merger Agreement, leaving the Company's stockholders without an opportunity to participate in any transaction.

Special Committee Receives Sixth Amendment to Weisman Proposal
--------------------------------------------------------------

On September 18, 2001, the Company announced that the special committee had received an amended proposal from the Weisman Group to acquire the outstanding common stock of the Company (the "Sixth Amendment"). If accepted, the amended proposal would require the negotiation of definitive agreements and would result in the termination of the Merger Agreement with the company owned by Messrs. Gottlieb and Lebowitz requiring the payment by the Company of significant amounts to Messrs. Gottlieb and Lebowitz as described below. The amended proposal is being reviewed by the special committee.

In the amended proposal, the Weisman Group sets forth two alternative proposals
- Proposal A and Proposal B. In Proposal A, the Weisman Group has: (i) offered to acquire all of the issued and outstanding common stock of the Company to be effected via a cash-out merger at a purchase price of $15.50 per share of common stock, (ii) waived due diligence as a pre-condition to any transaction at $15.50 per share, (iii) offered to deliver an initial deposit of $750,000 to counsel for the special committee within two business days after the special committee accepts the Weisman Group's offer, and no later than three business days following execution of a definitive Acquisition Agreement between the Company and the Weisman Group, to increase the deposit by $1,750,000, for a total of $2,500,000 to be credited towards the purchase price of the Company's common stock (the "Good Faith Deposit"), (iv) provided that the Good Faith Deposit will become non-refundable to the Weisman Group and be paid to the Company should no transaction whereby holders of the common stock of the Company receive aggregate consideration of at least $12.00 for each share of the Company's common stock they own (regardless of the originator of such transaction) close within 12 calendar months from the date of the Acquisition Agreement, (v) not conditioned the offer to any financing contingency, and (v) conditioned the offer on the negotiation and execution of an Acquisition Agreement, and termination of the Merger Agreement with the company owned by Messrs. Gottlieb and Lebowitz.

In Proposal B, the Weisman Group asks the special committee and board of directors of the Company to approve and recommend a direct offer from the Weisman Group to all common stockholders of the Company containing the following terms: (i) the purchase price would be $15.50 per share of common stock, (ii) the acquiring party would be a new entity to be formed by the Weisman Group and principally owned by them, (iii) the timing would be as soon as may be practicable, consistent with applicable corporate and securities laws and exchange regulations, (iv) the maximum number of shares would be 100% of issued and outstanding common stock, (v) the minimum number of shares would be 40% of issued and outstanding common stock, inclusive of shares owned by the Weisman Group, (vi) there would be no due diligence condition, (vii) if the Weisman Group acquires more than 50% of outstanding shares of common stock as a result of the proposal, then it would as soon thereafter seek to effect a cash-out merger between the acquiring entity and the Company upon the same terms and conditions, (viii) the

Merger Agreement with the company owned by Messrs. Gottlieb and Lebowitz would be terminated, (ix) the board of directors would issue a favorable recommendation in support of the Weisman Group's offer to the common stockholders, (x) the Company would, upon completion of the tender offer, take such steps as may be necessary or appropriate for delisting the shares of common stock from trading, and (xi) the Good Faith Deposit would be non-refundable to the Weisman Group as indicated in connection with Proposal A, except that a transaction will be deemed to have occurred if the Weisman Group achieved at least 40% minimum ownership.

According to the Sixth Amendment, the amended proposal expires 5:00 p.m., Pacific time, on September 24, 2001.

Both proposals by the Weisman Group would require termination of the Merger Agreement with the company owned by Messrs. Gottlieb and Lebowitz. Under the Merger Agreement, except in certain circumstances relating to a superior acquisition proposal as defined in the Merger Agreement, the Company is prohibited from having any discussions or negotiations with any party relating to an acquisition proposal. Acceptance by the special committee of either proposal of the Weisman Group would permit the company owned by Messrs. Gottlieb and Lebowitz to terminate the Merger Agreement, which would require prompt payment of the termination fee and reasonable expenses of Messrs. Gottlieb and Lebowitz, which are currently estimated to aggregate in excess of $2,500,000, in accordance with the Merger Agreement. According to the amended proposal, payment of the $750,000 initial portion of the Good Faith Deposit would occur two business day after the special committee accepts the Weisman Group's offer, and the $1,750,000 balance of the Good Faith Deposit would be paid no later than three business days following execution of an Acquisition Agreement with the Weisman Group. It is unclear from the amended proposal when the $1,750,000 balance of the Good Faith Deposit would be paid in the case of the tender offer in Proposal B. Under both of the Weisman Group's proposals, the Good Faith Deposit would not be available to the Company at the time the Company would be required to pay the termination fee and expenses of Messrs. Gottlieb and Lebowitz.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(c)  Exhibits

Exhibit  Description
No.

99.1     Press release issued by G&L Realty Corp. on September 18, 2001.

99.2 Letter dated September 17, 2001 from the Weisman Group to the special committee amending their proposal to acquire the common stock of the Company.
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SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  G & L REALTY CORP.

                                                  By:  /s/ David E. Hamer
                                                       ------------------
                                                       David E. Hamer
                                                       Chief Accounting Officer


DATED:   September 18, 2001